Exhibit 4.1

NOTICE OF GRANT OF NON-QUALIFIED STOCK OPTION AWARD

FOR GOOD AND VALUABLE CONSIDERATION, MRV Communications, Inc. (the “Company”) hereby grants to Dilip Singh (the “Optionee”), an option (the “Option”) to purchase the number of shares of Common Stock of the Company (the “Shares”) set forth in this Notice of Grant of Non-Qualified Stock Option Award (the “Notice”), subject to certain restrictions as outlined below in the Notice and the additional provisions set forth in the attached Terms and Conditions of Non-Qualified Stock Option Award (together with the Notice, the “Agreement”).  Section references herein refer to the attached Terms and Conditions of Non-Qualified Stock Option Award.  Capitalized terms not defined in the Notice shall have the meaning provided in Terms and Conditions of Non-Qualified Stock Option Award.

Date of Grant:	July 1, 2010	Type of Option:	Non-Qualified Stock Option

Exercise Price per Share:	$1.25	Expiration Date:	July 1, 2020

Total Number of Shares Granted:	1,750,000	Total Exercise Price:	$2,187,500

Vesting Schedule:  100% vested in full immediately prior to the close of business on June 30, 2011.

Vesting is accelerated in full upon a Change in Control under Section 2(c).

Upon a termination of employment, if the Option is unvested, it will expire immediately, except as provided in Section 2(d) upon a termination other than for Cause by the Company.

Exercise Period After Termination:

Termination of employment by the Company for Cause:  Any unexercised portion of the Option will be forfeited in its entirety (whether vested or unvested) in the event of your termination of employment by the Company for Cause.

Termination of employment other than by the Company for Cause:  If the Option has vested, the Option will remain exercisable until the earlier of (i) the Expiration Date of the Option or (ii) the fourth anniversary of the date of your termination of employment.

The Option shall not be exercised after the Expiration Date as provided above, unless extended under Section 2(a).

By signing below, the Optionee agrees to the terms and conditions set forth in the Agreement.

Dilip Singh	MRV Communications, Inc.

By:
Jennifer Hankes Painter, VP, General Counsel
Date: , 2010	Date: , 2010

TERMS AND CONDITIONS OF NON-QUALIFIED STOCK OPTION AWARD

1.                                       Grant of Option.  The Option granted to the Optionee and described in the Notice of Grant of Non-Qualified Stock Option Award (the “Notice”) is subject to the terms and conditions of these Terms and Conditions of Non-Qualified Stock Option Award (together with the Notice, the “Agreement”).

The Board of Directors approved the Option, conditioned upon the Optionee’s acceptance of the provisions set forth in the Agreement within 30 days after the Agreement is presented to the Optionee for review.  The Option is intended to be an employment inducement award and is not intended to be a stock option award under any stock incentive plan adopted by the Company, including the Company’s 2007 Omnibus Incentive Plan.

2.                                       Exercise of Option.

(a)                                  Right to Exercise.  The Option shall be exercisable, in whole or in part, during its term in accordance with the Vesting Schedule and the terms and conditions set forth in the Agreement.  No Shares shall be issued pursuant to the exercise of the Option unless the issuance and exercise comply with applicable laws.  Assuming such compliance, for income tax purposes, the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.  The Committee may, in its discretion, (i) accelerate vesting of the Option or (ii) extend the applicable exercise period (but not beyond the Expiration Date).

(b)                                 Method of Exercise.  The Optionee may exercise the Option by delivering a written exercise notice in a form approved by the Company (or by such other method as the Company may establish, from time to time, and so instruct the Optionee as to use) (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company.  The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Shares exercised consistent with Section 3.  The Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.  In the event that any Common Stock shall be transferred to the Company to satisfy all or any part of the Exercise Price, the part of the Exercise Price deemed to have been satisfied by such transfer of Common Stock shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of shares of Common Stock transferred to the Company.  The Optionee may not transfer to the Company in satisfaction of the Exercise Price any fractional share of Common Stock.

(c)                                  Acceleration of Vesting on Change in Control.  In the event of a Change in Control, if the Option is not previously vested or terminated under the terms of the Agreement on the date of the Change in Control, it shall be immediately and fully vested and exercisable; provided, however, that no acceleration of vesting shall occur if any Change in Control results from the Optionee’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Common Stock or Company Voting Securities.

(d)                                 Acceleration of Vesting upon Termination of Employment Not for Cause.  If, prior to the Vesting Date, the Optionee’s employment with the Company is terminated by the Company other than for Cause, the Option shall be immediately and fully vested and exercisable.

3.                                       Method of Payment.  If the Optionee elects to exercise the Option by submitting the Exercise Notice under Section 2(b) of the Agreement, the aggregate Exercise Price (as well as any applicable withholding or other taxes) shall be paid by cash or check; provided, however, that the Committee may consent, in its discretion, to payment in any of the following forms, or a combination of them, when such payment is made consistent with Section 2(b):

(a)                                  cash or check;

(b)                                 consideration received by the Company under a formal cashless exercise program adopted by the Company;

(c)                                  surrender of other Shares owned by the Optionee which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price covering the portion of the Option being exercised and any applicable withholding; or

(d)                                 any other consideration that the Committee deems appropriate and in compliance with applicable law.

4.                                       Term of Option.  This Option may be exercised only within the term set out in the Notice, and may be exercised during such term only in accordance with the terms of the Agreement.

5.                                       Withholding.

(a)                                  The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Optionee in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or Shares issuable under the Option, and the Company may defer issuance of the Shares upon exercise of the Option unless indemnified to its satisfaction against any liability for any such tax.

(b)                                 Subject to any rules prescribed by the Committee, the Optionee shall have the right to elect to meet any withholding requirement (i) by having withheld from the Option at the appropriate time that number of whole Shares whose Fair Market Value is equal to the amount of any taxes required to be withheld with respect to the Option, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to the Option or (iii) by a combination of Shares and cash.

6.                                       Optionee Representations.  The Optionee hereby represents to the Company that the Optionee has read and fully understands the provisions of the Agreement and the Optionee’s decision to accept the Option is completely voluntary.  Further, the Optionee acknowledges that the Optionee is relying solely on his own advisors with respect to the tax consequences of the Option.

7.                                       Restrictions on Exercise.  Notwithstanding the other provisions of the Agreement, no option exercise or issuance of Shares pursuant to the Agreement shall be effective if (i) the Shares reserved under the Agreement are not subject to an effective registration statement at the time of such exercise or issuance, or otherwise eligible for an exemption from registration, or (ii) the Company determines in good faith that such exercise or issuance would violate any Company policy or applicable securities or other law or regulation.

8.                                       Definitions.

For the purpose of the Agreement, capitalized terms shall have the following meanings:

(a)                                  Beneficiary means an individual, trust or estate who or which, by a written designation of the Optionee filed with the Company, or if no such written designation is filed, by operation of law, succeeds to the rights and obligations of the Optionee under the Agreement upon the Optionee’s death.

(b)                                 Board means the Board of Directors of the Company.

(c)                                  Cause means (i) the Optionee’s willful misconduct or gross negligence which, in the good faith judgment of the Board, has a material adverse impact on the Company (either economically or on its reputation); (ii) the Optionee’s conviction of, or pleading of guilty or nolo contendere to, a felony (or equivalent outside of the United States) or any crime involving fraud or material dishonesty; (iii) the Optionee’s failure to attempt in good faith to perform the Optionee’s duties or to follow the legal direction of the Board, which failure is not remedied within 30 days of written notice from the Board specifying the details thereof; and (iv) any other material breach by the Optionee of the Letter Agreement between the Company and the Optionee, dated June 8, 2010, the Company’s written code of conduct, written code of ethics or other written policy that is not remedied within 30 days of written notice from the Board specifying the details thereof.

(d)                                 Change in Control means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:

(i)  The acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Company, a Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or a Subsidiary, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Company Voting Securities in excess of 25% of the Company Voting Securities unless such acquisition has been approved by the Board;

(ii)  Any election has occurred of persons to the Board that causes two-thirds of the Board to consist of persons other than (x) persons who were members of the Board on the effective date of the Plan and (y) persons who were nominated for elections as members of the Board at a time when two-thirds of the Board consisted of persons who were members of the Board on the effective date of the Plan, provided, however, that any person nominated for election by a Board at least two-thirds of whom constituted persons described in clauses (x) and/or (y) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (x);

(iii)  The consummation (i.e., closing) of a reorganization, merger or consolidation involving the Company, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than seventy five percent (75%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, as the case may be;

(iv)  The consummation (i.e., closing) of a sale or other disposition of all or substantially all the assets of the Company, unless, following such sale or disposition, all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Company Voting Securities immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than seventy five percent (75%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or trustees, as the case may be, of the entity purchasing such assets in substantially the same proportion as their ownership of the Outstanding Common Stock and Company Voting Securities immediately prior to such sale or disposition, as the case may be; or

(v)  a complete liquidation or dissolution of the Company.

(e)                                  Code means the Internal Revenue Code of 1986, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

(f)                                    Committee means the Compensation Committee of the Board or the Board, in the discretion of the Board.

(g)                                 Common Stock means Common Stock of the Company, par value $0.0017 par value per share.

(h)                                 Company has the meaning set forth in the Notice.

(i)                                     Company Voting Securities means the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board.

(j)                                     Exchange Act means the Securities Exchange Act of 1934, as amended.

(k)                                  Exercise Price means $1.25 per Share that is subject to the Option.

(l)                                     Fair Market Value means, on any date, (i) the closing sale price of a share of Common Stock, as reported on the Composite Tape for New York Stock Exchange Listed Companies (or other established stock exchange or market on which the Common Stock is regularly traded) on such date or, if there were no sales on such date, on the last date preceding such date on which a sale was reported; (ii) if the Common Stock is not listed for trading on an established stock exchange, but a regular, active public market for the Common Stock exists (as determined in the sole discretion of the Committee or Board, whose discretion shall be conclusive and binding), the average of the closing bid and ask quotations per share of Common Stock in the over-the-counter (“OTC”) market for such shares on such date or, if no quotations are available on such date, on the last date preceding such date on which a quotation was reported; or (iii) if shares of Common Stock are not listed for trading on an established stock exchange or quoted on the OTC, Fair Market Value shall be determined by the Committee in good faith.

(m)                               Merger means any merger, reorganization, consolidation, exchange, transfer of assets or other transaction having similar effect involving the Company.

(n)                                 Non-Qualified Stock Option means a stock option which is not a stock option within the meaning of Section 422 of the Code.

(o)                                 Option means the option to purchase the Shares set forth in the Notice.

(p)                                 Optionee has the meaning set forth in the Notice.

(q)                                 Outstanding Common Stock means, at any time, the issued and outstanding shares of Common Stock.

(r)                                    Securities Act means the Securities Act of 1933, as amended.

(s)                                  Shares has the meaning set forth in the Notice.

(t)                                    Subsidiary means a subsidiary of the Company within the meaning of Section 424(f) of the Code.

(u)                                 Vesting Schedule has the meaning set forth in the Notice.

9.                                       Miscellaneous.

(a)                                  Limitation on Transfer.  The Optionee’s rights and interest under the Agreement may not be assigned or transferred other than by will or the laws of descent and distribution, and during the lifetime of the Optionee, only the Optionee personally (or the Optionee’s personal representative) may exercise rights under the Agreement.  The Optionee’s Beneficiary may exercise the Optionee’s rights to the extent they are exercisable under the Agreement following the death of the Optionee.  The terms of the Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

(b)                                 Adjustments to Reflect Capital Changes.

(i) Recapitalization.  The number of Shares subject to the Option and the Exercise Price for such Shares shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of Shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Option.  The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.

(ii) Merger.  After any Merger in which the Company is the surviving corporation, the Optionee shall, at no additional cost, be entitled upon any exercise of the Option, in lieu of the number of Shares exercisable pursuant to the Option, the number and class of shares or other securities to which the Optionee would have been entitled pursuant to the terms of the Merger if, at the time of the Merger, the Optionee had been the holder of record of a number of Shares equal to the number of Shares exercisable pursuant to the Option.  Comparable rights shall accrue to the Optionee in the event of successive Mergers of the character described above.

(iii)  Options to Purchase Shares or Stock of Acquired Companies.  After any Merger in which the Company or a Subsidiary shall be a surviving corporation, the Committee may grant substituted options under the Agreement, pursuant to Section 424 of the Code, replacing old options granted under a plan of another party to the Merger whose shares or stock subject to the old options may no longer be issued following the Merger.  The foregoing adjustments and manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion.  Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to the Option.

(c)                                  Notices.  All notices, requests, deliveries, payments, demands and other communications which are required or permitted to be given under the Agreement shall be in writing and shall be either delivered personally or sent by registered or certified mail, or by private courier, return receipt requested, postage prepaid to the parties at their respective addresses set forth herein, or to such other address as either shall have specified by notice in writing to the other.  Notice shall be deemed duly given hereunder when delivered or mailed as provided herein.

(d)                                 Waiver.  The waiver by any party hereto of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(e)                                  Entire Agreement.  The Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

(f)                                    Binding Effect; Successors.  The Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives.  Nothing in the Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(g)                                 Governing Law.  The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(h)                                 Headings.  The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of the Agreement.

(i)                                     Rights as a Stockholder.  An Optionee or a transferee of an Option pursuant to Section 9(a) shall have no rights as a stockholder with respect to Shares covered by the Option until the Optionee or transferee shall have become the holder of record of any such Shares, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Shares for which the record date is prior to the date on which the Optionee or a transferee of the Option shall have become the holder of record of any such Shares covered by the Option; provided, however, that the Optionee is entitled to Share adjustments to reflect capital changes under Section 9(b).

(j)                                     No Right to Continued Employment.  Nothing in the Agreement shall confer upon the Optionee any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Optionee’s employment or service at any time.

(k)                                  Not Includable for Benefit Purposes.  Payments received by the Optionee pursuant to the Option shall not be included in the determination of benefits under any pension, group insurance or other benefit plan, applicable to the Optionee which is maintained by the Company or any of its Subsidiaries, except as may be provided under the terms of such plans or determined by the Board.

(l)                                     Authority for Interpretation of Agreement.  The Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Option and the Agreement.  The Committee shall have the sole discretionary authority to impose such conditions and restrictions on the Option as it determines appropriate, and to take such steps in connection with the Option granted hereunder as it may deem necessary or advisable.  Actions taken by the Committee under this Section 10(l) shall comply with Section 16(b) of the Exchange Act, the performance-based provisions of Section 162(m) of the Code, and the regulations promulgated under each of such statutory provisions, or the respective successors to such statutory provisions or regulations, as in effect, from time to time, to the extent applicable.

(m)                               Further Assurances.  The Optionee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Agreement.

(n)                                 No Strict Construction.  No rule of strict construction shall be implied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Agreement.

(o)                                 Modification of Option.  The Option may not be modified (unless such modification does not materially decrease the value of the Option) after the date of grant except by express written agreement between the Company and the Optionee, and provided that any such change shall be approved by the Committee.